Gabelli Capital Series 485BPOS

Exhibit 28(j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated April 28, 2023, and each included in this Post-Effective Amendment No. 42 to the Registration Statement (Form N-1A, File No. 033-61254) of Gabelli Capital Series Funds, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated March 1, 2023, with respect to the financial statements and financial highlights of Gabelli Capital Series Funds, Inc. (comprising Gabelli Capital Asset Fund) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

April 28, 2023